As filed with the Securities and Exchange Commission on March   , 1995
                                        Registration Statement No.

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 Form S-3

                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                      Sears Roebuck Acceptance Corp.

          (Exact name of registrant as specified in its charter)

                Delaware                            51-0080535
        (State of incorporation)       (I.R.S. Employer Identification No.)

                             3711 Kennett Pike
                        Greenville, Delaware 19807
                              (302) 888-3100
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                          Sears, Roebuck and Co.
         (Exact name of co-registrant as specified in its charter)

                New York                            36-1750680
        (State of incorporation)       (I.R.S. Employer Identification No.)

                                Sears Tower
                          Chicago, Illinois 60684
                              (312) 875-2500
            (Address, including zip code, and telephone number,
   including area code, of co-registrant's principal executive offices)

           Michael W. Phillips                   David Shute, Esq.
  President and Chief Executive Officer       Senior Vice President,
     Sears Roebuck Acceptance Corp.        General Counsel and Secretary
            3711 Kennett Pike                 Sears, Roebuck and Co.
       Greenville, Delaware 19807                   Sears Tower
             (302) 888-3100                   Chicago, Illinois 60684
                                                  (312) 875-2500

       (Names, addresses, including zip code, and telephone numbers, including area code, of agents for service)

                                Copies to:

  Richard F. Kotz, Esq.     Robert J. Pence, Esq.   Michael D. Levin, Esq.
        Secretary              Senior Counsel          Latham & Watkins
      Sears Roebuck       Corporate Law Department        Sears Tower
    Acceptance Corp.       Sears, Roebuck and Co.         Suite 5800
    3711 Kennett Pike            Sears Tower        Chicago, Illinois 60606
Greenville, Delaware 19807 Chicago, Illinois 60684

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. X

                    (Cover Continued on Following Page)

                      CALCULATION OF REGISTRATION FEE

                                     Proposed     Proposed
                                      Maximum      Maximum
Title of Each           Amount       Offering     Aggregate     Amount of
Class of Securities      To Be         Price      Offering    Registration
To Be Registered      Registered    Per Unit(1)   Price(1)         Fee

Debt Securities       $1,000,000       100%      $1,000,000      $344.83

(1) Estimated solely for the purpose of determining the amount of the registration fee.

The registrant and co-registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                             EXPLANATORY NOTE

The Sears Roebuck Acceptance Corp. and Sears, Roebuck and Co. annual reports on Form 10-K for fiscal 1994 will be filed with the Commission and incorporated by reference into the Registration Statement, and an amendment to the Registration Statement reflecting such incorporation by reference, as well as the required consents of independent public accountants and Form T-1 Statement of Eligibility and Qualification, will be filed with the Commission, prior to any request for acceleration of effectiveness of the Registration Statement.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION
Dated March 17, 1995

                      Sears Roebuck Acceptance Corp.
                              Debt Securities

Sears Roebuck Acceptance Corp. (``SRAC'') from time to time may offer up to $1,000,000 aggregate principal amount of its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the ``Debt Securities''). If so provided in the accompanying Prospectus Supplement, the Debt Securities of any series may be represented in whole or in part by one or more Global Securities (``Global Securities'') registered in the name of a depository's nominee and, if so represented, beneficial interests in such Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the depository and its participants. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus. It is anticipated that SRAC will sell Debt Securities directly to institutional investors and may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. See ``Plan of Distribution.'' The accompanying Prospectus Supplement or Prospectus Supplements (the ``Prospectus Supplement'') sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of SRAC or the Holder, terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters, deferred pricing arrangements, if any, and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement.

As used herein, Debt Securities shall include securities denominated in U.S. dollars or, at the option of SRAC if so specified in the applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

March   , 1995

No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information is correct as of any time subsequent to its date.

                             TABLE OF CONTENTS
                                                               Page

Available Information                                            3
Reports to Holders of Debt Securities                            3
Incorporation of Certain Documents by Reference                  3
Sears Roebuck Acceptance Corp.                                   4
Use of Proceeds                                                  4
Summary Financial Information                                    5
Ratio of Earnings to Fixed Charges                               6
Description of Debt Securities                                   6
Plan of Distribution                                             9
Legal Opinion                                                    9
Experts                                                         10

                           AVAILABLE INFORMATION

SRAC and Sears, Roebuck and Co. (``Sears''), SRAC's parent, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the ``Exchange Act'') and in accordance therewith file reports and other information with the Securities and Exchange Commission (the ``Commission''). Sears also files proxy statements with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission in Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60606; and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning Sears can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

Additional information regarding SRAC, Sears and the Debt Securities is contained in the Registration Statement and the exhibits relating thereto, filed with the Commission under the Securities Act of 1933, as amended (the ``Act''). For further information pertaining to SRAC, Sears and the Debt Securities, reference is made to the Registration Statement, and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                   REPORTS TO HOLDERS OF DEBT SECURITIES

Holders of Debt Securities will receive annual reports containing information, including financial information that has been audited and reported on by independent public accountants, about SRAC.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Annual Reports on Form 10-K for the year ended December 31, 1993 filed by SRAC and Sears, the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1994 filed by SRAC and for the quarterly periods ended April 2, July 2 and October 1, 1994 filed by Sears, and the Current Reports on Form 8-K for June 7, 1994 filed by SRAC and for January 11, 1994, February 1, 1994, March 9, 1994, March 21, 1994, April 20, 1994, September 29, 1994, November 10, 1994, January 17,
1995 and February 7, 1995 filed by Sears, with the Commission pursuant to
Section 13 of the Exchange Act, and the proxy statement dated February 21, 1995 relating to a Special Meeting of Shareholders to be held on March 31, 1995 to consider and vote on a proposal that provides for the distribution to the holders of Sears common shares of all of the common stock of The Allstate Corporation that are owned by Sears, filed by Sears with the Commission pursuant to Section 14 of the Exchange Act, are incorporated in and made a part of this Prospectus by reference.

All documents filed by SRAC or Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission) shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

SRAC will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Sears Roebuck Acceptance Corp., 3711 Kennett Pike, Greenville, Delaware 19807, Attention: Vice President, Finance (302/888-3100).

                      SEARS ROEBUCK ACCEPTANCE CORP.

SRAC is a wholly-owned subsidiary of Sears and was incorporated in 1956 under the laws of Delaware. Its general offices are located at 3711 Kennett Pike, Greenville Delaware 19807 (302/888-3100). SRAC raises funds primarily from the direct placement of commercial paper with corporate and institutional investors and through intermediate term loans. SRAC uses borrowing proceeds to acquire short-term notes of Sears and purchase outstanding customer receivable balances from Sears. Sears uses the funds obtained from SRAC for general funding purposes. SRAC, and not Sears, will be the sole obligor on the Debt Securities.

SRAC's income is derived primarily from the earnings on its investment in the notes and receivable balances of Sears. The interest rate on Sears notes is presently calculated so that SRAC maintains an earnings to fixed charge ratio of at least 1.25 times. The yield on the investment in Sears notes is related to SRAC's borrowing costs and, as a result, SRAC's earnings fluctuate in response to movements in interest rates and changes in Sears short-term borrowing requirements.

At February 28, 1995, SRAC had eleven employees.

                              USE OF PROCEEDS

The net proceeds to be received by SRAC from the sale of the Debt Securities offered hereby will be added to its general funds and initially used to reduce short-term indebtedness. As indicated under ``Sears Roebuck Acceptance Corp.,'' SRAC's principal business is the purchase of short-term notes of Sears; also, on occasion, SRAC purchases customer receivable balances from Sears Merchandise Group's Domestic credit operations. SRAC expects to incur additional indebtedness, but the amount and nature thereof have not yet been determined and will depend on economic conditions and certain capital requirements of Sears. It is anticipated that Sears and its subsidiaries will continue their practice of short-term borrowing and will, from time to time, incur additional long-term debt and engage in securitization programs in which credit card receivables are sold in public or private transactions. Sears also may, from time to time, issue equity securities.

                       SUMMARY FINANCIAL INFORMATION

The following table sets forth certain summary financial information of SRAC for the five years ended December 31, 1994. The summary information should be read in conjunction with the financial statements of SRAC and the notes thereto incorporated herein by reference.

                          1994       1993       1992        1991        1990
                                        (dollars in millions)
Operating Results

Total revenues            $282.7    $337.5      $696.5    $1,100.8   $1,347.4
Expenses
  Interest and related
    expenses               218.5     236.1       482.8       825.9    1,072.1
  Total Expenses           220.4     276.7       532.3       894.1    1,077.2
Income taxes                22.1      21.3        56.1        70.3       91.8
Net income                  40.2      39.5       108.1       136.4      178.4

Financial Position

Assets
  Notes of Sears        $6,842.5  $3,403.9   $10,493.6   $12,214.5  $14,578.2
  Customer receivable
    balances purchased
    from Sears              81.5      88.0       963.4     1,042.8          -
  Total assets           7,031.2   4,145.8    12,415.2    14,676.2   15,373.3

Liabilities

Debt payable within
 one year
  Commercial paper      $4,912.9  $2,475.0    $8,515.3   $10,205.8  $10,331.0
  Agreements with bank
    trust departments       87.4     139.8       397.9       510.1      571.9
Debentures and notes       845.0         -           -       204.0      925.0
Loan agreements with
  SOFNV                        -     379.8       332.1       683.2      590.7
Total liabilities        5,853.5   3,008.3     9,287.0    11,656.1   12,489.6
Sears, Roebuck and Co.
 investment in SRAC
  Capital stock
    (including capital
    in excess of
    par value)              35.0      35.0       365.2       365.2      365.2
  Retained income        1,142.7   1,102.5     2,763.0     2,654.9    2,518.5
Debt as percentage of
  equity                    496%      263%        296%        384%       431%

Other Pertinent Data

Commercial paper
  Volume                 $40,227   $41,274     $77,089    $100,820   $150,823
  Average daily
    outstandings           3,615     3,812       9,328      10,543     10,340
Agreements with bank
 trust departments
  Volume                     594     1,362       3,781       2,177      2,863
  Average daily
    outstandings             124       508         747         643        848
Contractual Credit
 Facilities (year-end)
  Total credit
    facilities             5,132     4,200      10,812      11,801     10,775

                    RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for SRAC for each of the years ended December 31, 1994, 1993, 1992, 1991 and 1990 was 1.29, 1.26, 1.34, 1.25 and
1.25, respectively. Earnings consist of net income plus fixed charges and income taxes. Fixed charges consist of interest costs and amortization of debt discount and expense; rental expense is insignificant with no effect on the calculation. The interest rate paid by Sears to SRAC on its investment in Sears notes is presently calculated to produce earnings sufficient to cover SRAC's fixed charges at least 1.25 times.

                      DESCRIPTION OF DEBT SECURITIES

The following descriptions of the terms of the Debt Securities set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the ``Offered Debt Securities'') and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

The Debt Securities are to be issued under one of the Indentures (each, an ``Indenture'') referred to in the following sentence, a copy of the form of which has been filed as an exhibit to the Registration Statement. SRAC may
enter into an Indenture with          , as Trustee, or with one or more
other Trustees eligible to act as Trustee under an Indenture pursuant to the Trust Indenture Act of 1939, as amended (each, a ``Trustee''). The particular Indenture under which any series of Debt Securities is to be issued, and the identity of the Trustee under such Indenture, will be identified in the Prospectus Supplement relating to such series of Debt Securities. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference.

General

The Debt Securities will be unsecured obligations of SRAC.

The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (vi) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (vii) the date or dates, if any, after or on which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption, conversion or exchange provisions, be redeemed, converted or exchanged at the option of SRAC or of the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption;
(viii) any subordination provisions; (ix) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by SRAC, and the other detailed terms and provisions of such sinking fund; (x) if other than the principal amount thereof, the amount of Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (xi) the terms of any warrants attached to the Offered Debt Securities; (xii) the currency or currencies, including European Currency Units or other composite currencies, in which Offered Debt Securities may be purchased and in which principal, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (xiii) any index used to determine the amount of payments of principal, premium, if any, and interest, if any, on the Offered Debt Securities; (xiv) whether the Offered Debt Securities are issuable in whole or in part as one or more Global Securities and, in such case, the name of the Depository for such Global Security or Global Securities; (xv) the place or places, if other than as set forth in the Indenture, where the principal, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; and (xvi) any other terms relating to the Offered Debt Securities not inconsistent with the Indenture but which may modify or delete any provision of the Indenture insofar as it applies to such series; provided that no term thereof shall be modified or deleted if imposed under the Trust Indenture Act and that any modification or deletion of the rights, duties or immunities of the Trustee shall have been consented to in writing by the Trustee.

Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities (other than Debt Securities represented by Global Securities) will be transferable, at the office or agency of SRAC maintained for such purposes in the Borough of Manhattan of The City of New York, and at such other places, if any, in the city in which the principal executive offices of SRAC or the city in which the principal corporate trust office of the Trustee are located, as SRAC may designate, which will initially include {the principal corporate trust office of the Trustee in the Borough of Manhattan of The City of New York} and the principal executive offices of SRAC in Greenville, Delaware. Unless other arrangements are made, interest on the Debt Securities (other than Debt Securities represented by Global Securities) will be paid by checks mailed to the Holders at their registered addresses. (Sections 1.1, 2.5, 3.1, 3.2) Information with respect to payment of principal, premium, if any, and interest, if any, on, and transfers of beneficial interests in, Debt Securities represented by Global Securities will be set forth in the Prospectus Supplement relating thereto.

If the principal, premium, if any, and interest, if any, will be payable in a currency other than U.S. dollars, including European Currency Units or another composite currency, and such currency is not available for payment due to the imposition of exchange controls or other circumstances beyond the control of SRAC, SRAC shall satisfy its payment obligations in U.S. dollars on the basis of the Market Exchange Rate for such currency on the latest date for which such rate was established on or before the date on which payment is due. (Section 2.12)

Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but SRAC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 2.2, 2.5)

Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. ``Original Issue Discount Security'' means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of a default and the continuation thereof. (Sections 1.1, 6.1)

Defaults

The following are defaults with respect to any series of Debt Securities:
(a) failure to pay the principal amount (and premium, if any) on such series when due and payable; (b) failure to pay any interest on such series when due, continued for 30 days (unless the entire amount of such payment is deposited by SRAC with the Trustee or with a paying agent prior to the expiration of 30 days); (c) failure to perform any other covenant of SRAC in the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of Debt Securities other than that series), continued for 60 days after written notice; (d) acceleration of $100,000,000 or more in principal amount of indebtedness of SRAC (including acceleration with respect to Debt Securities other than that series) under the terms of the instrument under which such indebtedness is issued or secured (including the Indenture), if such indebtedness shall not have been discharged or such acceleration is not annulled within 30 days after written notice or prior to the time principal owed on the outstanding Debt Securities of that series shall be declared due and payable, except as a result of compliance with applicable laws, orders or decrees; and (e) certain events of bankruptcy, insolvency, or reorganization. In addition, a particular series of Debt Securities may provide for additional events of default, as may be described in the Prospectus Supplement. If a default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of a majority in principal amount of the outstanding Debt Securities of that series may declare the principal amount of such series (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) due and payable immediately, which declaration may, in certain instances, be annulled by the Holders of a majority of the principal amount of outstanding Debt Securities of that series. In the case of such declaration, there would become due and payable such principal amount plus any accrued interest or other periodic payments. (Section 6.1)

No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of a default and unless also the Holders of a majority of the principal amount of outstanding Debt Securities of that series shall have made written request upon the Trustee, offering reasonable indemnity, to institute such proceeding as Trustee, and the Trustee shall have neglected or refused to institute such proceeding within a reasonable time. However, the right of any Holder of any Debt Security of that series to enforce the payment of principal and interest on such Debt Security, on or after the due dates expressed in such Debt Security, may not be impaired or affected. (Section 6.7)

SRAC is required to furnish annually to the Trustee statements as to the performance or fulfillment of its covenants, agreements or conditions in the Indenture and as to the absence of default. (Section 3.4)

Modification or Amendment of the Indenture

Modifications and alterations of the Indenture may be made by SRAC with the consent of the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of each series affected by the modification or alteration, provided that no such change shall be made without the consent of the Holders of each Debt Security then outstanding affected thereby which will (a) permit the extension of the time of payment of any payment on any such Debt Security, or a reduction in any such payment or
(b) reduce the above-stated percentage of Holders of any series of Debt Securities whose consent is required to modify or alter the Indenture. (Article XI)

Defeasance

Unless otherwise provided for in the accompanying Prospectus Supplement, SRAC may discharge the Indenture with respect to Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace mutilated, destroyed, lost and stolen Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee or a paying agent, in trust, of (1) money in an amount sufficient, or (2) U.S. Government Obligations (if the Debt Securities are denominated in U.S. dollars) or Eligible Obligations (if the Debt Securities are denominated in a Foreign Currency) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient, or (3) any combination thereof in an amount sufficient, to pay the principal, premium, if any, and each installment of interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of the Indenture and such Debt Securities. Such a trust may only be established if, among other things, SRAC has received a ruling from the Internal Revenue Service or an opinion of recognized counsel who is not an employee of SRAC, in either case to the effect that, among other things, the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. Notwithstanding such deposit, the obligations of SRAC under the Indenture to pay interest and principal shall remain in full force and effect until the Debt Securities of such series have been paid in full. (Section 13.4)

If and when a ruling from the Internal Revenue Service or an opinion of recognized counsel can be provided without reliance upon the continuation of SRAC's obligations regarding the payment of interest and principal, then such obligations of SRAC shall cease upon delivery to the Trustee of such ruling or opinion and compliance with the other conditions precedent provided for in the Indenture. Under present ruling positions of the Internal Revenue Service, such a ruling is not obtainable. (Section 13.4)

Regarding the Trustee

                               , which SRAC anticipates will be the Trustee
under an Indenture, performs other services for affiliates of SRAC.

                           PLAN OF DISTRIBUTION

General. SRAC may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. It is anticipated that SRAC will offer Debt Securities directly to brokers or dealers, investment companies, insurance companies, banks, savings and loan associations, trust companies or similar institutions, and trusts for which a bank, savings and loan association, trust company or investment adviser is the trustee or authorized to make investment decisions.

The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Offered Debt Securities.

In connection with the sale of Debt Securities, underwriters may receive compensation from SRAC or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

Under agreements which may be entered into by SRAC, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by SRAC against certain liabilities, including liabilities under the Act.

Delayed Delivery Arrangements. If so indicated in the Prospectus Supplement, SRAC will authorize dealers or other persons acting as SRAC agents to solicit offers by certain institutions to purchase Debt Securities from SRAC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by SRAC. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Debt Securities are also being sold to underwriters, SRAC shall have sold to such underwriters the Offered Debt Securities not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

Deferred Pricing Arrangements. The Prospectus Supplement relating to an issue of Debt Securities will disclose any deferred pricing arrangement between SRAC and any entity acting as an underwriter which would permit SRAC to determine its ultimate cost of funds pertaining to such Debt Securities at a later date through certain transactions indexed to U.S. Treasury securities. Any such arrangement would be made pursuant to a deferred pricing agreement signed simultaneously with the pricing agreement which supplements the underwriting agreement. The deferred pricing agreement would contain the formula used to determine any post-closing purchase price adjustments.

                               LEGAL OPINION

The legality of the Debt Securities is being passed upon for SRAC by Robert
J. Pence, Senior Counsel, Corporate Law Department, of Sears.

                                  EXPERTS

The annual financial statements of SRAC and the annual financial statements and financial statement schedules of Sears and consolidated subsidiaries included or incorporated by reference in SRAC's and Sears, respectively, Annual Reports on Form 10-K for the year ended December 31, 1993 have been audited to the extent and for the periods indicated in the reports of Deloitte & Touche LLP, independent certified public accountants, and have been incorporated herein, and the summary financial information to the extent derived from said financial statements has been included herein, in reliance upon the reports of such firm and upon the authority of such firm as experts in accounting and auditing.


                                 PART II.
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

S.E.C. Registration Fee                              $344.83
Rating Agency Fee                                          *
N.A.S.D. Fee                                               *
State Qualification Expense (including legal fees)         *
Trustee's Fees                                             *
Printing and Engraving                                     *
Legal Fees                                                 *
Auditors' Fees                                             *
Miscellaneous                                              *
   Total                                             $     *

*To be filed by amendment

Item 15. Indemnification of Officers and Directors.

SRAC is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (``GCL'') provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article 11 of SRAC's Certificate of Incorporation provides for indemnification of SRAC's officers and directors to the fullest extent permitted by applicable law.

Certain directors of SRAC are also officers of Sears, a New York corporation. Sections 721 through 724 of the New York Business Corporation Law (``BCL'') provide that in certain circumstances a corporation may indemnify directors and officers against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of any action or proceeding by it or in the right of any other corporation which such directors or officers served in any capacity at the request of Sears, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed not to be opposed to, the best interests of SRAC and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful; provided, however, that no indemnification may be provided where a person had been adjudged to have acted in bad faith or to have engaged in active and deliberate dishonesty and were material to the cause of action adjudicated, or to have gained a financial profit or other advantage to which he or she was not legally entitled. A corporation is required to indemnify against reasonable expenses (including attorneys' fees) any director or officer who successfully defends any such actions. The foregoing statements are subject to the detailed provisions of the BCL.

Article V of the by-laws of Sears provides that Sears shall indemnify to the full extent permitted by law, any person made, or threatened to be made, a party to, or who is otherwise involved in, any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that such person or his testator or intestate, while a director or officer of Sears and at the request of Sears, is or was serving another corporation in any capacity, against judgments, fines, amounts paid in settlement and all expenses, including attorneys' fees, actually incurred as a result of such action. Article V states that the indemnification benefits provided thereby are contract rights, enforceable as if set forth in a written contract.

Sears has in effect insurance policies in the amount of $100 million covering all of Sears and SRAC's directors and officers in certain instances where by law they may not be indemnified by Sears or SRAC.

The form of Underwriting Agreement and the form of Distribution Agreement, filed as Exhibits 1(a) and 1(b) hereto, respectively, and incorporated herein by reference, contain certain provisions relating to indemnification.

Item 16. Exhibits.

 1(a)   Form of Underwriting Agreement.
 1(b)   Form of Distribution Agreement.
 4      Form of Indenture.
 5      Opinion of Robert J. Pence.
12 Calculation of Ratio of Earnings to Fixed Charges for each of the three years ended December 31, 1994.*
23      Consent of Deloitte & Touche LLP (Sears Roebuck Acceptance Corp.).*
23(b)   Consent of Deloitte & Touche LLP (Sears, Roebuck and Co.).*
23(c)   Consent of Robert J. Pence (included in Exhibit 5).
24(a) Power of Attorney of certain officers and directors of the Registrant.
24(b) Power of Attorney of certain officers and directors of the Co-Registrant.
26 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended.*

*To be filed by amendment.

Item 17. Undertakings

The undersigned registrant and co-registrant hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant or co-registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant and co-registrant hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's or co-registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant or co-registrant pursuant to the provisions described in this registration statement above, or otherwise, the registrant and the co-registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant or co-registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant or co-registrant by such director, officer or controlling person in connection with the securities being registered, the registrant or co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant and co-registrant certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Greenville, State of Delaware, and the City of Chicago, State of Illinois, respectively, on the 17th day of March, 1995.

                              SEARS ROEBUCK ACCEPTANCE CORP.
                              By           KEITH E. TROST*
                                           Keith E. Trost
                                     Vice President-Finance and
                               Administration and Assistant Secretary

                              SEARS, ROEBUCK AND CO.

                              By         ALICE M. PETERSON**
                                         Alice M. Peterson
                                    Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

    Signature               Title                              Date

MICHAEL W. PHILLIPS*      Director, President and Chief
                           Executive Officer of Sears
                           Roebuck Acceptance Corp.
                           (Principal Executive
                           Officer)
KEITH E. TROST*           Vice President-Finance and
                           Administration and Assistant
                           Secretary of Sears Roebuck
                           Acceptance Corp. (Principal
                           Financial and Accounting
                           Officer)
JAMES A. BLANDA*          Director of Sears Roebuck
                           Acceptance Corp.
JAMES D. CONSTANTINE*     Director of Sears Roebuck
                           Acceptance Corp.
ALICE M. PETERSON**       Director of Sears Roebuck
                           Acceptance Corp.
LARRY R. RAYMOND*         Director of Sears Roebuck
                           Acceptance Corp.
GEORGE F. SLOOK*          Director of Sears Roebuck
                           Acceptance Corp.
EDWARD A. BRENNAN**       Director, Chairman of the
                           Board of Directors,
                           President and Chief
                           Executive Officer
                           of Sears, Roebuck and
                           Co. (Principal Executive
                           Officer)
                                                  [RIGHT BRACE] March 17, 1995
JAMES M. DENNY**          Vice Chairman and Acting
                           Chief Financial Officer of
                           Sears, Roebuck and Co.
                           (Principal Financial
                           Officer)
JAMES A. BLANDA**         Vice President and Controller
                           of Sears, Roebuck and Co.
                           (Principal Accounting
                           Officer)
HALL ADAMS, JR.**         Director of Sears, Roebuck
                           and Co.
WARREN L. BATTS**         Director of Sears, Roebuck
                           and Co.
JAMES W. COZAD **         Director of Sears, Roebuck
                           and Co.
WILLIAM E. LAMOTHE**      Director of Sears, Roebuck
                           and Co.
ARTHUR C. MARTINEZ**      Director of Sears, Roebuck
                           and Co.
MICHAEL A. MILES**        Director of Sears, Roebuck
                           and Co.
SYBIL C. MOBLEY**         Director of Sears, Roebuck
                           and Co.
NANCY C. REYNOLDS**       Director of Sears, Roebuck
                           and Co.
CLARENCE B. ROGERS, JR.** Director of Sears, Roebuck
                           and Co.

DONALD H. RUMSFELD**      Director of Sears, Roebuck
                           and Co.


 *By   /s/  KEITH E. TROST  Individually and as Attorney-in-fact
            Keith E. Trost

**By   /s/ ALICE M. PETERSON  Individually and as Attorney-in-fact
           Alice M. Peterson